UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
      (AS PERMITTED BY RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Bethlehem Steel Corporation
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               (Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

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

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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Notes:

Bethlehem
Steel
Corporation

Notice of 2001 Annual
Meeting of Stockholders
and Proxy Statement

Bethlehem [LOGO OF BETHLEHEM STEEL APPEARS HERE]

                          Bethlehem Steel Corporation
                              1170 EIGHTH AVENUE
                           BETHLEHEM, PA 18016-7699

                    [LOGO OF BETHLEHEM STEEL APPEARS HERE]

                                                March 12, 2001

To All Bethlehem Stockholders:

    It is a pleasure to invite you to the Annual Meeting of Stockholders which will be held on Tuesday, April 24, 2001. We will meet in the Main Ballroom of the DoubleTree Hotel Wilmington, Wilmington, Delaware, at 10 a.m. Your continuing interest in Bethlehem's business is appreciated, and I hope that as many of you as possible will attend the Meeting in person.

    The annual election of directors will take place at the Meeting. Personal information about each nominee for the Board of Directors, as well as information about the functions of the Board and its committees, is contained in the Proxy Statement.

    You are also being asked to ratify the appointment of PricewaterhouseCoopers LLP as Bethlehem's independent auditors for 2001.

    A proposal by a stockholder is included in the Proxy Statement. For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote for the proposal.

    The Compensation Committee proposed, and the Board adopted on December 13, 2000, subject to stockholder approval, the 2001 Stock Incentive Plan. If approved, the 2001 Stock Incentive Plan will replace the 1998 Stock Incentive Plan. The 2001 Plan provides for the award of stock options and shares of Bethlehem Common Stock to key employees of Bethlehem and its subsidiaries. Stock options and stock awards are an important form of compensation for our management personnel, just as they are in other major corporations. The 2001 Stock Incentive Plan is described in detail in the Proxy Statement and is attached as Exhibit 2. We are asking stockholders to approve it at the Meeting.

    Please read the formal notice of the Meeting and the Proxy Statement carefully. For those of you who cannot be present at the Meeting, I urge you to vote by telephone, through the internet or by completing and returning your proxy in the enclosed envelope. Your vote is important, and Bethlehem's management appreciates your cooperation in directing proxies to vote at the Meeting.

                                         Sincerely,


                                         /s/ Duane R. Dunham

                                         Duane R. Dunham,
                                         Chairman

                          BETHLEHEM STEEL CORPORATION
                              1170 Eighth Avenue
                      Bethlehem, Pennsylvania 18016-7699


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   ----------------------------------------

    The Annual Meeting of Stockholders of Bethlehem Steel Corporation will be held in the Main Ballroom, DoubleTree Hotel Wilmington, 4727 Concord Pike, U.S. Route 202, Wilmington, Delaware, on Tuesday, April 24, 2001, at 10 a.m., for the following purposes:


(1) to elect ten directors to serve for terms of one year and until their successors have been elected and qualified;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for 2001;

(3) to take action upon the 2001 Stock Incentive Plan of Bethlehem;

(4) to take action upon a stockholder proposal, if such proposal is presented properly at the Meeting; and

(5) to transact such other business as may properly come before the Meeting.


    Stockholders of record at the close of business on March 5, 2001, are entitled to receive notice of and to vote at the Meeting.


    This Notice, the Proxy Statement and the enclosed form of proxy are sent to you by order of the Board of Directors.


                                     WILLIAM H. GRAHAM
                                        Secretary
March 12, 2001

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Whether or not you expect to attend the Meeting, please complete and return the enclosed proxy card or vote by telephone or through the internet.
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


         TABLE OF CONTENTS
         -----------------

 1        General Information for Stockholders
          ------------------------------------
 1        Proxy Solicitation
 1        Voting Policy and Procedure
 2        Voting Tabulation and Results
 3        Stockholder Proposals

 3        Item 1 - Election of Directors
          ------------------------------
 3        General Information
 4        Information Concerning Nominees
 6        Board Meetings and Committees of the Board
 7        Audit Committee Report
 8        Director Compensation
 9        Retirement Policy
 9        Certain Relationships and Related Transactions


10        Item 2 - Ratification of the Appointment of Independent Auditors
          ----------------------------------------------------------------
10        Fees

10        Item 3 - Approval of 2001 Stock Incentive Plan
         ----------------------------------------------
11         Summary of 2001 Stock Incentive Plan
15         Tax Effects
18         New Plan Benefits
18         Other Information

18         Item 4 - Stockholder Proposal
         -----------------------------
18         Proposal
19         Comments and Recommendation of the Board of Directors

21         Stock Ownership Information
           ---------------------------
21         Stock Ownership of Director Nominees and Executive Officers
22         Five Percent Stockholders
23         Section 16(a) Beneficial Ownership Reporting Compliance

23         Executive Compensation
           ----------------------
23         Compensation Committee Report on Executive Compensation
27         Summary Compensation Table
28         Employment Contracts and Termination of Employment and
             Change-in-Control Arrangements
29         Stock Option/SAR Grants in 2000
30         Aggregated Stock Option/SAR Exercises in 2000 and December 31, 2000,
             Stock Option Values

30         Pension Plan Table
           ------------------

32         Comparative Stock Performance
           -----------------------------

33         Additional Information
           ----------------------

33         Indemnification Assurance Agreements
33         Other Matters

           Exhibit 1 - Audit Committee Charter
           -----------------------------------

           Exhibit 2 - 2001 Stock Incentive Plan
           -------------------------------------

Proxy Statement

    The Board of Directors of Bethlehem Steel Corporation is furnishing this Proxy Statement in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held on April 24, 2001, and any adjournments thereof (the "Meeting"). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or after March 12, 2001.

GENERAL INFORMATION FOR STOCKHOLDERS

Proxy Solicitation

    Bethlehem's Board of Directors solicits proxies in order to provide every stockholder with an opportunity to vote on all matters that properly come before the Meeting, whether or not the stockholder attends in person. When you as a stockholder vote by telephone or the internet or properly sign, date and return the enclosed form of proxy, the persons named as proxies vote your shares in accordance with your directions. If you send no directions, the persons named as proxies will vote your shares in accordance with the Board's recommendation.

    Bethlehem will bear the cost of soliciting proxies. A number of its officers and regular employees may solicit proxies personally and by telephone. In addition, Georgeson Shareholder Communications Inc. will assist Bethlehem in soliciting proxies from brokers, bank nominees and institutional holders for an estimated fee of $10,000 plus expenses. Brokerage houses, nominees and other custodians and fiduciaries will send proxy material directly to their principals, and Bethlehem will reimburse them for their expenses in doing so.

Voting Policy and Procedure

Record Date. Holders of record of Bethlehem Common Stock and ESOP Preference Stock on March 5, 2001 (the "Record Date") are entitled to notice of the Meeting and to vote at the Meeting the shares held on that date. Each share of Common Stock and ESOP Preference Stock is entitled to one vote.

Confidential Voting. Bethlehem has adopted a confidential voting policy which provides that votes will be held in confidence from Bethlehem, its directors, officers and employees except:

 . to allow the independent inspector of election to certify the results of the vote;

 . as necessary to meet applicable legal requirements and to assert or defend claims for or against Bethlehem;

 .  in case of a contested proxy solicitation; or

 .  in the event a stockholder has made a written comment on the proxy material.

As part of the policy, Bethlehem will continue to employ an independent tabulator to receive and tabulate the proxies and an independent inspector of election.

Methods of Voting. You can vote your shares by ballot at the Meeting or by proxy using one of the following methods:

 .  Vote by Telephone:  On a touch-tone telephone dial 1-877-779-8683 from the
                       U.S. and Canada or dial 201-536-8073 from other countries. You will be asked to enter the Voter Control Number located in the box just below the perforation on the enclosed proxy card. Then follow the instructions.

 .  Vote by Internet:   Point your browser to the web address:
                       http://www.eproxyvote.com/bs
                       Click on the "Proceed" icon - You will be asked to enter the Voter Control Number located in the box just below the perforation on the enclosed proxy card. Then follow the instructions.

 .  Vote by Mail:       Mark, sign and date the enclosed proxy card and return
                       it in the postage paid envelope.

    You may revoke your proxy or submit a revised proxy at any time before it is voted at the Meeting. If you choose to vote by telephone or the internet, however, your proxy must be revised or revoked by 5 p.m., Eastern standard time, on April 23, 2001. After that time, your vote may only be revised or revoked by submitting a ballot at the Meeting, which cancels any proxy previously voted.

Voting Under Benefit Plans. The enclosed form of proxy indicates the shares of Common Stock and ESOP Preference Stock allocated to your accounts in the following plans on the Record Date:

 .  Bethlehem Steel Corporation Employee Stock Ownership Plan;

 .  Savings Plan for Salaried Employees of Bethlehem Steel Corporation and
   Subsidiary Companies; and

 .  401(k) Retirement Savings Plan for Certain Represented Employees of
   Bethlehem Steel Corporation and Subsidiary Companies.

    When you vote by telephone or the internet or properly sign, date and return the enclosed proxy card, you tell the trustees under these plans to vote the shares allocated to your accounts as you instruct them. In order for your voting instructions under these plans to have effect, you must vote by telephone or the internet or return the enclosed form of proxy to Bethlehem's tabulator before 5 p.m., Eastern standard time, on April 20, 2001. If you fail to do so, the trustees will vote the shares allocated to your accounts in the same proportions as the shares for which instructions for the particular plan are received.

Voting Tabulation and Results

    The independent inspector of election will tabulate the votes cast at the Meeting. The inspector of election will treat shares of Common Stock and ESOP Preference Stock represented by a properly executed proxy as present at the Meeting for purposes of determining a quorum. This will be done regardless of whether the proxy is marked as casting a vote or abstaining. Likewise, the inspector of election will treat shares of Common Stock represented by "broker non-votes" as present for purposes of determining a quorum.

    The Board nominees who receive the greatest number of the affirmative votes cast by holders of Common Stock and ESOP Preference Stock, up to the number of directors to be elected, will be elected. Accordingly, so long as a quorum is present, abstentions or broker non-votes will not affect the election of directors.

    The affirmative vote of the holders of a majority of the shares of Common Stock and ESOP Preference Stock that are present in person or by proxy and entitled to vote at the Meeting, voting together as a single class, is required to ratify the appointment of the independent auditors, approve the 2001 Stock Incentive Plan and adopt the stockholder proposal. Therefore, abstentions and broker non-votes will have the same effect as votes against these proposals.

Stockholder Proposals

    You may include a proposal in the proxy statement for a future annual meeting of stockholders if it is a proper subject for inclusion, is submitted to Bethlehem on a timely basis and otherwise complies with Securities and Exchange Commission rules ("SEC rules") and the laws of the State of Delaware. Each proposal you submit should include your full and correct registered name and address, the number of shares you own and their dates of acquisition. If you claim beneficial ownership, you must submit proof of it with the proposal. In addition, you must appear personally or by proxy at the Meeting to present the proposal for action. In order for such proposals to be included in the proxy statement for the Annual Meeting of Stockholders to be held in 2002, Bethlehem must receive them on or before November 12, 2001.

    You may also submit proposals not intended to be included in the proxy statement in accordance with SEC rules and the advance notice provisions of Bethlehem's By-laws. If you intend to submit such a proposal for consideration at the 2002 Annual Meeting, you must forward the proposal to Bethlehem in writing on or before January 24, 2002, and must otherwise comply with such advance notice provisions and applicable Delaware law. If you give notice of such a proposal after this deadline, you will not be permitted to present the proposal to the stockholders for a vote at the Meeting.

    The Board carefully considers all proposals and suggestions submitted by stockholders. Management and the Board will adopt a proposal or suggestion if it is practicable and in the best interests of Bethlehem and its stockholders.

ITEM 1 - ELECTION OF DIRECTORS

General Information

    The business and affairs of Bethlehem are managed by or under the direction of its Board of Directors. Stockholders elect directors in April of each year to serve for terms of one year and until their successors have been elected and qualified or until their earlier resignation, retirement or removal. Absent instructions to the contrary, the persons named in the accompanying form of proxy intend to vote the shares covered by proxies "For" the election of the director nominees named below. Absent instructions to the contrary, if any nominee shall, prior to the Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for a substitute nominee, if the Board recommends one.

Information Concerning Nominees

    The following 10 nominees have been recommended by the Committee on Directors and proposed by the entire Board of Directors. Of the 10 nominees, 8 are not employees of Bethlehem. These 8 non-employee Board members bring valuable experience to Bethlehem from a variety of fields. None of them has carried on an occupation or employment with any subsidiary or other affiliate of Bethlehem. All of the nominees have been recommended on the basis of their demonstrated broad knowledge, experience and ability in their respective endeavors and, most importantly, on the basis of their ability to represent the interests of all stockholders, rather than the special interests of a particular group. Each nominee is presently a director of Bethlehem and has previously been elected a director by the stockholders.

[PHOTO OF          Benjamin R. Civiletti - Mr. Civiletti, age 65, was elected
BENJAMIN R.        a director of Bethlehem in 1993.  He has been
CIVILETTI          Chairman of Venable, Baetjer and Howard, a law firm,
APPEARS HERE]      since 1993 and a partner since 1981.  He had been Managing
                   Partner of that firm from 1987 until 1993. He previously served as Attorney General of the United States from 1979 to 1981. Mr. Civiletti is also a director of MBNA America
                   Bank, N.A., MBNA International Bank Limited, The Wackenhut
                   Corporation and Wackenhut Corrections Corporation.

[PHOTO OF          Worley H. Clark - Mr. Clark, age 68, was elected a
WORLEY H.          director of Bethlehem in 1993.  He is President of W "H"
CLARK              Clark Associates, Ltd., a  consulting firm.  He retired
APPEARS HERE]      as Chairman and Chief Executive Officer of Nalco
                   Chemical Company, a manufacturer of specialty chemicals, in 1994, having held the positions of Chief Executive Officer since 1982 and Chairman since 1984 and having been an employee of that company since 1960. Mr. Clark is also a director of Ultramar Diamond Shamrock Corporation, Merrill
                   Lynch & Co., Inc., Millennium Chemicals Inc. and
                   Georgia-Pacific Corporation.

[PHOTO OF          John B. Curcio - Mr. Curcio, age 66, was elected a
JOHN B.            director of Bethlehem in 1988.  He was Chief Executive
CURCIO             Officer and a director of Mack Trucks, Inc., a manufacturer
APPEARS HERE]      of heavy-duty trucks, from 1983 until 1989 and Chairman of the Board from 1985 until his retirement. Mr. Curcio is also a director of Minerals Technologies, Inc. and Integrated Components Systems, Inc. and Vice Chairman of Dallas & Mavis Specialized Carrier Co. and Jupiter
                   Logistics, de Mexico, S.A. de C.V.

[PHOTO OF          Duane R. Dunham - Mr. Dunham, age 59, was elected a
DUANE R.           director of Bethlehem in 1999.  He was elected Chairman,
DUNHAM             President and Chief Executive Officer effective
APPEARS HERE]      April 25, 2000.  He has been an employee of Bethlehem
                   since 1965, holding various positions. Prior to his election as Chairman, President and Chief Executive
                   Officer, Mr. Dunham had been President and Chief
                   Operating Officer since 1999 and, prior to that time, he had been President, Sparrows Point Division, since 1993.

[PHOTO OF          Lewis B. Kaden - Mr. Kaden, age 58, was elected a director
LEWIS B.           of Bethlehem in 1994.  He has been a partner of Davis
KADEN              Polk & Wardwell, a law firm, and an Adjunct Professor of
APPEARS HERE]      Law at Columbia University since 1984, where he was a
                   Professor of Law from 1976 to 1984.

[PHOTO OF          Harry P. Kamen - Mr. Kamen, age 67, was elected a director
HARRY P.           of Bethlehem in 1993.  He retired in 1998 as Chairman of the
KAMEN              Board annd Chief Executive Officer of Metropolitan Life
APPEARS HERE]      Insurance Company, a life insurance company, positions he
                   held since 1993. He held the additional title of President of Metropolitan Life from December 1995 to November 1997.
                   Mr. Kamen is also a director of Banco Santander Central
                   Hispano, BDirect Capital, Inc., Metropolitan Life Insurance
                   Company, Pfizer Inc. and National Association of Securities
                   Dealers, Inc.

[PHOTO OF          William M. Landuyt - Mr. Landuyt, age 45, was elected a
WILLIAM M.         director of Bethlehem in 1998.  He has been Chairman and
LANDUYT            Chief Executive Officer of Millennium Chemicals
APPEARS HERE]      Inc., an international chemicals company, since its
                   demerger from Hanson PLC on October 1, 1996. He has also been President of Millennium since June 1997. Mr. Landuyt was a director and President and Chief Executive Officer of Hanson Industries (which managed the U.S. operations of Hanson PLC until the demerger) from June 1995 until the demerger, a director of Hanson PLC from 1992 until September
                   1996, Finance Director of Hanson PLC from 1992 to May 1995, and Vice President and Chief Financial Officer of Hanson
                   Industries from 1988 to 1992. He joined Hanson Industries in 1983.

[PHOTO OF          Gary L. Millenbruch - Mr. Millenbruch, age 63, was elected
GARY L.            a director of Bethlehem in 1991.  He was elected Vice
MILLENBRUCH        Chairman effective August 1, 1999 and has been Chief
APPEARS HERE]      Financial Officer since 1992.  He has been an employee of
                   Bethlehem since 1959, holding various positions. Prior to his election as Vice Chairman, he had been Executive Vice
                   President since 1992, Senior Vice President from 1986 to
                   1992, and Treasurer from 1994 to September 1999.

[PHOTO OF          Shirley D. Peterson - Mrs. Peterson, age 59, was elected a
SHIRLEY D.         director of Bethlehem in 1996.  She retired in June 2000 as
PETERSON           President of Hood College, a position she held since 1995.
APPEARS HERE]      She was a member of Steptoe & Johnson, a law firm, from 1993 through 1994, Commissioner of the Internal Revenue Service from 1992 to 1993, and an Assistant Attorney General (Tax
                   Division), United States Department of Justice, from 1989 to
                   1992.  Mrs.  Peterson is also an Independent Trustee of
                   Kemper Mutual Funds.

[PHOTO OF          John F. Ruffle - Mr. Ruffle, age 63, was elected a
JOHN F.            director of Bethlehem in 1990.  He retired in 1993 as Vice
RUFFLE             Chairman of the Board of J.P. Morgan & Co.  Incorporated, a
APPEARS HERE]      bank holding company, and Morgan Guaranty Trust Co. of New
                   York, a commercial bank, positions he held since 1985.  Mr.
                   Ruffle is also a director of Trident Corporation, American
                   Shared Hospital Services, Inc., The Wackenhut Corporation and Wackenhut Corrections Corporation, a Trustee of JP
                   Morgan Series Trust II and a member of the Board of Managers of the North Moore Fund, LLC and JP Morgan Global Emerging
                   Markets Fund, LLC.

    In addition to the business activities described above, the director nominees also participate in various other business, professional and charitable activities.

Board Meetings and Committees of the Board

    Directors are kept informed of Bethlehem's business by presentations made at Board meetings and by various reports sent to them by management. The Board of Directors meets regularly and met 10 times during 2000. Directors also meet in committees of the Board. During 2000, the average attendance of directors at Board meetings and meetings of committees to which they belonged was approximately 98%.

Executive Committee. This Committee consists of Messrs. Dunham (Chairman) and Millenbruch and met 6 times in 2000. It has all of the powers of the Board during intervals between Board meetings.

Finance Committee. This Committee consists of Mr. Dunham (Chairman) and all other directors and met 8 times in 2000. It advises the Board, the Executive Committee and the officers and employees of Bethlehem with respect to all activities, plans and policies affecting the financial affairs of Bethlehem, including dividends.

Compensation Committee. This Committee consists of Messrs. Clark (Chairman), Curcio and Kamen and met 8 times in 2000. It has the responsibility for management compensation and review and has, but is not limited to, the following powers:

 . to fix the compensation to be paid to the principal corporate officers of Bethlehem;

 .  to administer the Annual Incentive Compensation Plan for Key Employees of
   Bethlehem, the 1998, 1994 and 1988 Stock Incentive Plans of Bethlehem, the 1994 Non-Employee Directors Stock Plan and, if approved by stockholders, the 2001 Stock Incentive Plan of Bethlehem; and

 . to review and approve Bethlehem's report on executive compensation contained in this Proxy Statement.

    The members of this Committee do not participate in the executive compensation programs the Committee administers.

Committee on Directors. This Committee consists of Mr. Civiletti (Chairman) and all other non-employee directors and met 7 times in 2000. It advises the Board on corporate governance issues and has, but is not limited to, the following powers:

 . to search for persons qualified to be members of the Board and to make recommendations about them to the Board;

 . to review and evaluate the members of the Board, the Committees of the Board and procedures and policies of the Board;

 .  to review and evaluate the performance of Bethlehem and its management;

 .  to review compensation and benefits for members of the Board; and

 . to review organization, strategic planning and scheduling for the Board and the Committees of the Board.

    If you as a stockholder wish to recommend a nominee for membership on the Board of Directors, you should write to the Secretary of Bethlehem specifying the name of the nominee and his or her qualifications. Each submission must include the written consent of the person proposed for nomination indicating that he or she is willing and able to serve as a director of Bethlehem. All such recommendations will be brought to the attention of the Committee on Directors.

Audit Committee. This Committee consists of Messrs. Ruffle (Chairman), Civiletti, Kaden and Landuyt and Mrs. Peterson and met 4 times in 2000. Information regarding this Committee is contained in the "Audit Committee Report" below and the Committee's Charter attached to this Proxy Statement as
Exhibit 1.

Audit Committee Report

    In accordance with its written Charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Bethlehem. Each member of the Committee is independent as defined by the New York Stock Exchange listing standards. The Committee chairman, as the representative of the Committee, reviewed the interim financial information contained in each quarterly earnings announcement with management prior to public release and obtained the assurance that the required review of quarterly results by the independent auditors had been conducted on a timely basis. In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and Bethlehem that might bear on the independent auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees";

discussed with the independent auditors any relationships that may impact their objectivity and independence, including whether the independent auditors' provision of non-audit services was compatible with maintaining their independence; and satisfied itself as to the independent auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality of Bethlehem's internal controls and the organization, responsibilities, budget and staffing of the internal auditors. The Committee also reviewed with both the independent auditors and the internal auditors their audit plans for the year 2000.

    The Committee discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' audit of the financial statements.
The Committee also discussed the results of the internal audits with both Bethlehem's General Auditor and independent auditors.

    The Committee reviewed and discussed the audited financial statements of Bethlehem as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management is responsible for preparing Bethlehem's financial statements and the independent auditors are responsible for auditing those statements.

    Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that Bethlehem's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation.


Audit Committee

John F. Ruffle, Chairman
Benjamin R. Civiletti
Lewis B. Kaden
William M. Landuyt
Shirley D. Peterson

Director Compensation

    Each non-employee director receives the following compensation for service:

 .  an annual retainer of $25,000, payable quarterly;

 . an annual retainer of $5,000, payable quarterly, to the Chairman of the Audit Committee, Compensation Committee and Committee on Directors;

 . attendance fees of $1,000 for the Annual Meeting of Stockholders, any Board of Directors meeting, and any committee meeting(s) whether or not held on the same day as a board meeting; and

 . 500 shares of Bethlehem Common Stock awarded on December 1 of each year pursuant to the 1994 Non-Employee Directors Stock Plan, which was approved by stockholders.

    Non-employee directors also receive reimbursement for any expenses they incur in connection with the business and affairs of Bethlehem. Neither of the directors who are employees of Bethlehem receive compensation separately for service as a member of the Board of Directors or any committee of the Board.

    Under the Post Retirement Retainer Plan, non-employee directors who retire from the Board with 10 or more years of service will receive annual payments equal to 100% of the annual retainer fee payable at retirement. Non-employee directors who retire with between 5 and 10 years of service will receive annual payments starting at 50% of the annual retainer fee payable at retirement for directors with 5 years of service and increasing 10% for each year of service up to 10 years. The annual payments will begin at retirement (or at age 65 if retirement is prior to age 65) and will continue for a period equal to the director's years of service with the Board.

    A deferred compensation plan for non-employee directors has been implemented beginning in 2001. The plan is voluntary and participating directors may defer up to 100% of cash compensation under the plan to either a cash or Bethlehem Common Stock account. Deferrals to a cash account are credited with investment returns based on investment options approved by the Board of Directors and selected by the director. Deferrals to the Bethlehem Common Stock account are credited as common stock units which will not have voting rights, but the director will be considered a "beneficial" owner of stock represented by such units for the purposes of dividends or other distributions. Distributions from the plan are made when the participant ceases to be a director in the form of (a) a lump-sum cash payment or annual installment cash payments for up to 10 years, at the participant's election, in the case of the cash account, and (b) shares of Bethlehem Common Stock (cash in lieu of fractional shares), in the case of the stock account.

Retirement Policy

    The general retirement policy of the Board of Directors provides that non-employee directors shall retire at the end of the term in which they reach age 70. However, the current non-employee directors who were elected at the 1991 Annual Meeting of Stockholders (Messrs. Curcio and Ruffle) shall retire no later than at the end of the term in which they reach age 72. Employee directors shall retire from the Board at the time of their retirement from Bethlehem. The present retirement age for management employees of Bethlehem is 65.

Certain Relationships and Related Transactions

    Pursuant to the terms of a 1999 labor agreement with the United Steelworkers of America ("USWA"), the USWA has the right to designate a nominee for consideration by the Committee on Directors and the Board of Directors for one seat on the Board. The nominee is to be a prominent individual with experience in public service, labor, education or business. The nominee shall not be or become, while serving as a director, an officer, employee or director of the USWA. Subject to complying with the same standards of conduct as every other Bethlehem director, and subject to annual election by the stockholders, the USWA nominee will serve as a director during the term of the 1999 labor agreement, which terminates July 31, 2004. Mr. Kaden, who has been the USWA's designated nominee throughout the term of the 1993 labor agreement, was again designated by the USWA for consideration as a director of Bethlehem by the Committee on Directors. The Committee on Directors has recommended Mr. Kaden's election to the Board.

    As noted above, Mr. Civiletti is Chairman of Venable, Baetjer and Howard and Mr. Kaden is a partner of Davis Polk & Wardwell. Both of these law firms render legal service to Bethlehem in the ordinary course of business.

ITEM 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent auditors to audit the financial statements of Bethlehem and its consolidated subsidiaries for the year 2001.

    Representatives of PricewaterhouseCoopers are expected to be present at the Meeting. They will have an opportunity to make a statement at the Meeting if they so desire and are available to respond to appropriate questions.

    The affirmative vote of the holders of a majority of the shares of Common Stock and of ESOP Preference Stock that are present in person or by proxy and entitled to vote at the Meeting, voting together as a single class, is required for ratification of the appointment of the independent auditors.

    The Board of Directors recommends that stockholders vote "For" ratification of the appointment of the independent auditors.

Fees

    Audit Fees. Audit fees for 2000 were $749,800, of which an aggregate amount of $592,200 has been billed by PricewaterhouseCoopers through December 31, 2000. Such fees include the audit of the financial statements of Bethlehem and its consolidated subsidiaries as filed on Form 10-K and the review of quarterly financial information as filed on Forms 10-Q for the first three quarters of 2000. Financial Information Systems Design and Implementation Fees. No fees were billed for this item during 2000. All Other Fees. Additional fees totaled $304,650, primarily relating to audits of employee benefit plans.

ITEM 3 - APPROVAL OF 2001 STOCK INCENTIVE PLAN

    On December 13, 2000 the Board of Directors adopted and recommended for submission to stockholders for their approval the 2001 Stock Incentive Plan (the "2001 Plan"). If approved, the 2001 Plan would replace the 1998 Stock Incentive Plan (the "1998 Plan") which was previously approved by stockholders and is scheduled to terminate December 31, 2002. There are about one million shares remaining under the 1998 Plan. These shares will no longer be available for future awards if the 2001 Plan is approved by stockholders. The Board of Directors believes that it is desirable that Bethlehem continue to have a stock incentive plan to help align the interests of executive officers and other key employees of Bethlehem and its subsidiaries with the interests of stockholders.

    If approved by stockholders, the 2001 Plan would become effective on April 24, 2001 and would terminate on December 31, 2005.

Summary of 2001 Stock Incentive Plan

    The main features of the 2001 Plan are described below, but the description is qualified in its entirety by reference to the complete text of the 2001 Plan which appears as Exhibit 2 to this Proxy Statement.

    1. The 2001 Plan provides for the grants of options to acquire Bethlehem Common Stock, awards of restricted and unrestricted shares of Bethlehem Common Stock, and awards of stock units, each of which represents the right to receive a share of Bethlehem Common Stock or cash, securities or other property with a value equal to a share of Bethlehem Common Stock. There will be reserved 6,400,000 shares of Bethlehem Common Stock for use upon the exercise of, or the surrender of the right to exercise, options and pursuant to stock or stock unit awards (4.9% of the shares of Common Stock outstanding and not held in treasury at March 5, 2001), although the number of shares to be issued pursuant to stock or stock unit awards will not exceed 3,000,000, subject in each case to adjustments as set forth below in this paragraph. Such shares may be, in whole or in part, as the Board from time to time determines, issued shares of Common Stock that have been reacquired by Bethlehem or authorized but unissued shares of Common Stock. The number of shares is subject to adjustment in the event of changes in the outstanding Common Stock of Bethlehem by reason of stock dividends, stock splits, recapitalizations and the like. In general, if an option expires or terminates or is forfeited or canceled for any reason without having been exercised or the right to exercise it surrendered in full, the shares covered thereby again become available for the purposes of the 2001 Plan, and if any stock or stock unit award is forfeited before the restrictions provided for in such stock or stock unit award lapse in full, the shares covered thereby again become available for the purposes of the 2001 Plan.

    2. Only regular key employees (including officers) of Bethlehem or any of its subsidiaries who are selected by the Board may receive option, stock or stock unit awards under the 2001 Plan. No officer or employee may receive option, stock or stock unit awards over the period the 2001 Plan is in effect for an aggregate of more than 640,000 shares under the 2001 Plan, subject in each case to adjustments as described above in paragraph 1.

    3. Options may be "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986 or nonqualified stock options. The purchase price of the Common Stock covered by each option will be not less than 100% of the fair market value of the Common Stock at the time of granting the option, determined as provided in the 2001 Plan. No outstanding option may be amended to lower the purchase price of the Common Stock covered thereby. The purchase price is payable in full at the time of exercise in cash or in whole or in part with shares of Common Stock (valued at the closing sale price of a share of Common Stock on the New York Stock Exchange on the date the option is exercised). If shares of Common Stock are used to satisfy the exercise price, such shares must have been acquired either (i) at least six months prior to the exercise date or (ii) in an open market transaction. Common Stock payments must be made by delivery of (i) stock certificates in negotiable form or (ii) a completed attestation form prescribed by Bethlehem setting forth the shares of Common Stock owned by the holder which such holder wishes to utilize to satisfy the exercise price.

    4. The term of each option will be not more than ten years from the date of grant, and will be subject to earlier termination or forfeiture as described below. Options may be exercised, as determined by the Board and specified in the applicable written option agreement, at any time or from time to time, in one or more installments, as the Board in its discretion determines. The Board may also establish conditions to exercise based upon continued employment, the attainment of specified financial performance goals and other relevant factors.

    5. Unless otherwise determined by the Board and set forth in an agreement, option, stock and stock unit awards will not be transferable otherwise than by will or the laws of descent and distribution. With the approval of the Board, a nonqualified stock option may be transferred by gift to any member of the holder's immediate family or to a trust for the benefit of one or more of such immediate family members.

    6. If so authorized by the Board, the right to exercise an option, or a portion thereof (but only to the extent and in the amounts that such option shall then be exercisable), may be surrendered to Bethlehem in return for the payment by Bethlehem of an amount equal to the excess of the fair market value of the shares of Common Stock covered thereby, or portion thereof, over the option price thereof. Any such payment may be made in shares of Common Stock (valued, generally, at the closing sale price of the Common Stock on the New York Stock Exchange on the date of surrender), or in cash, or partly in cash and partly in shares of Common Stock, as the Board shall determine.

    7. The Board may permit any taxes required to be withheld in connection with any option, stock or stock unit award to be paid in cash, in already-owned shares of Common Stock, or by the withholding of shares of Common Stock otherwise issuable upon the exercise or vesting of any such award, or any combination of the foregoing.

    8. An option agreement may provide that (i) any shares of Common Stock issued upon the exercise of the option provided for therein, (ii) any payment (whether in shares of Common Stock, or in cash, or some combination thereof) made by Bethlehem upon the surrender of the right to exercise the option provided for therein, (iii) the option itself provided for therein or (iv) any combination of the foregoing will be forfeited and returned to Bethlehem if the recipient is no longer in the employ of Bethlehem or one or more of its subsidiaries during the period or periods specified by such agreement. The holder of an option will, as one of the conditions of the option agreement relating thereto, agree to remain in the employ of Bethlehem or one or more of its subsidiaries in order to exercise the option. Any such condition to remain in the employ of Bethlehem or one or more of its subsidiaries will not apply
(i) if employment terminates by reason of retirement, death or permanent disability or (ii) if a change in control occurs. The term "change in control" means (i) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by Bethlehem) for all or part of Bethlehem's Common Stock or any securities convertible into such Common Stock that would result in a person or group owning 15% or more of the Common Stock, (ii) the receipt by Bethlehem of a Schedule 13D or other advice indicating that a person or group is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 15% or more of Bethlehem's Common Stock calculated as provided in paragraph (d) of said Rule 13d-3, (iii) such person or group is the beneficial owner of 5% or more of Bethlehem's Common Stock and makes a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iv) any consolidation or merger of Bethlehem in which Bethlehem will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of

Bethlehem would be converted into cash, securities or other property, other than a merger of Bethlehem in which the holders of Bethlehem Common Stock immediately prior to the merger would have at least 66-2/3% of the ownership of common stock of the surviving corporation immediately after the merger, (v) the date of the approval by stockholders of Bethlehem of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all of or substantially all the assets of Bethlehem or (vi) the adoption of any plan or proposal for the liquidation or dissolution of Bethlehem.

    9. A holder of an option who retires or whose employment is terminated by reason of permanent disability (and, if the holder dies within five years after such retirement or such termination by reason of permanent disability, such holder's estate or a person who has acquired the right to exercise such option by bequest or inheritance) may exercise the option, or, subject to acceptance by Bethlehem, surrender it as described in paragraph 6 above, at any time within five years after such retirement or after such termination by reason of permanent disability, but not after the expiration of the term of the option. If the holder dies after such retirement or such termination by reason of permanent disability and during the period during which the option may be exercised, his estate or such person who has acquired the right to exercise the option will be deemed to have offered, immediately prior to the termination of such period, to surrender the right to exercise the option as described in paragraph 6 above, unless the option has theretofore been exercised or so surrendered or forfeited. The term "permanent disability" means disability by bodily injury or disease, either occupational or non-occupational in cause, preventing the employee on the basis of satisfactory medical evidence from engaging in any employment of the type normally performed by the employee.

    10. If the holder of an option dies while employed by Bethlehem or by one or more of its subsidiaries or during such time as an option is exercisable following termination of employment as described in paragraph 9 above, the option may be exercised in whole or in part, or, subject to acceptance by Bethlehem, the right to exercise the option may be surrendered as described in paragraph 6 above, by his estate (or by a person who has acquired the right to exercise such option by bequest or inheritance) at any time within five years after the date of death but not after the expiration of the term of the option.

    11. Anything in the 2001 Plan to the contrary notwithstanding, if a change in control occurs, the right to exercise all outstanding options, to the extent such options have not theretofore been forfeited or exercised or the right to exercise such options theretofore surrendered, will automatically vest in accordance with their respective terms. Upon the occurrence of a change in control, an employee to whom an option was granted may exercise the portion, if any, of such option that is then exercisable, and any and all installments of such option that are not then exercisable and have not theretofore been forfeited will automatically become exercisable on the date or dates established in the option agreement relating thereto as the date or dates on which such installment or installments become exercisable, regardless of whether the conditions, if any, to exercise, based upon continued employment, the attainment of specified financial performance goals or any other factor, have been or are thereafter satisfied. Such employee or, if such employee dies, the estate of such employee (or a person who shall have acquired the right to exercise such option by bequest or inheritance) may exercise each such portion that becomes exercisable pursuant to the immediately preceding sentence during the six-month period after it has become exercisable, but not after the expiration of the term of the option.

    12. Each stock or stock unit award will be subject to such terms and conditions as the Board in its discretion determines, which may include, without limitation, conditions for issuance of shares of Common
Stock, cash, securities or other property pursuant thereto at any time subsequent to the granting thereof or in installments from time to time or providing for forfeiture of such award or the shares, cash, securities or other property issued or theretofore issued pursuant thereto in designated circumstances. The Board may in its discretion award unrestricted shares of Common Stock in consideration of services theretofore rendered by the recipient. The Board in its discretion may require, among other things, that the recipient pay the par value for the shares to be issued pursuant to the award. A stock or stock unit award made pursuant to the 2001 Plan may be subject to such terms, conditions and restrictions, including, without limitation, substantial risks of forfeiture based upon requirements relating to continued employment, the attainment of specified financial performance goals or other relevant factors and for such period or periods as are determined by the Board at the time that the stock or stock unit is awarded. In the event of a recipient's termination of employment for any reason prior to the lapse of restrictions applicable to a stock or stock unit award made to such recipient, the Board may determine in its sole discretion that any or all rights to shares of Common Stock or stock units as to which there will still remain unlapsed restrictions will be forfeited by such recipient to Bethlehem without payment or any consideration by Bethlehem, or that the restrictions with respect to all or a portion of such shares or stock units will terminate. The recipient of a stock unit award will have only the rights of a general unsecured creditor of Bethlehem until delivery or issuance of shares of Common Stock, cash, securities or other property, as specified in the applicable stock unit agreement. Upon the delivery or vesting date as specified in the applicable stock unit agreement, the recipient of a stock unit award shall receive, in respect of each stock unit not previously forfeited, one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock, or a combination thereof, as specified in the applicable stock unit agreement.

    13. The 2001 Plan will be administered by the Board or by a committee appointed by the Board consisting of not less than three members of the Board. Subject to the provisions of the 2001 Plan, the Board or such committee will determine the employees to whom option, stock and stock unit awards shall be granted, the type of awards, and the terms and conditions of each award. The committee will be composed of individuals who are not employees of Bethlehem or its subsidiaries and who receive fees from Bethlehem only in their capacity as members of the Board. It is expected that the Compensation Committee will be appointed to administer the 2001 Plan.

    14. The 2001 Plan may be amended by the stockholders of Bethlehem. The Board may also amend the 2001 Plan, but it may not, without approval of the stockholders, (i) increase the maximum number of shares as to which awards may be granted under the 2001 Plan (other than as described in paragraph 1 above),
(ii) change the manner of determining the option prices except to change the manner of determining the fair market value of the Common Stock as provided in the 2001 Plan, (iii) increase the maximum term of each option as set forth in the first sentence of paragraph 4 above, (iv) change the provisions outlined in the third sentence of paragraph 13 above or (v) extend the term of the 2001 Plan. No amendment of the 2001 Plan may adversely affect any rights under an outstanding option, stock or stock unit award without the consent of the holder thereof.

    15. Unless extended by approval of the stockholders, the 2001 Plan will terminate on December 31, 2005; provided that the Board or the stockholders may terminate the 2001 Plan at an earlier date. No termination of the 2001 Plan may adversely affect any rights under an outstanding award without the consent of the holder thereof.

    16. The 2001 Plan provides that its submission to stockholders for approval will not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options, stock or stock units otherwise than under the 2001 Plan.

Tax Effects

Incentive Stock Options. Under the Internal Revenue Code of 1986 (the "Code"), if shares of Common Stock are issued to the original holder of an incentive stock option granted and exercised in accordance with the 2001 Plan, and exercised during employment or within three months after the participant's termination of employment (12 months in the case of permanent and total disability as defined in the Code), then (1) no income will be realized by such holder at the time of the grant of the option or the transfer of such shares to such holder pursuant to the exercise of such option; (2) for purposes of the alternative minimum tax, the holder will have alternative minimum taxable income resulting from the exercise of the option, and tax basis in the shares received on exercise of the option, determined at the same time and in the same amount as if the option were a nonqualified option (so that, for example, alternative minimum taxable income will generally be based on the value of the shares on the date of exercise of the option); (3) no deduction will be allowable to Bethlehem for Federal income tax purposes in connection with the grant or exercise of such option; and (4) upon a sale or exchange of such shares after the later of (a) one year from the date of transfer of the shares to the original holder and (b) two years from the date of the grant of the option, any amount realized by such holder in excess of the option price will be taxed to the holder as long-term capital gain, and any loss sustained by the holder will be a long-term capital loss.

     If such shares are disposed of before the holding period requirements in clause (4) above are satisfied, then (i) the holder will recognize taxable ordinary income in the year of the disposition in an amount equal to the excess of the fair market value of the shares at the time of the option's exercise (or the proceeds of the disposition, if less) over the option price; (ii) subject to the limitations described below, Bethlehem will be entitled to a deduction in the amount of the ordinary income so recognized; (iii) the holder will realize short- or long-term capital gain or loss, as the case may be, in an amount equal to the difference between (x) the amount realized by the holder upon sale or exchange of the shares and (y) the option price paid by the holder increased by the amount of ordinary income, if any, realized by the holder; and
(iv) the alternative minimum tax calculation described above will nevertheless still apply in the year of exercise, although if the shares are sold to an unrelated party in the taxable year of exercise there should generally be no adverse effect because the alternative minimum taxable income will then be limited to the taxable gain on the sale as determined for regular tax purposes.

Nonqualified Options. Under the Code, if shares of Common Stock are issued to the original holder of a nonqualified option (i.e., an option which is not an incentive stock option, or an incentive stock option which is exercised more than three months after the participant's termination of employment (or more than 12 months thereafter in the case of permanent and total disability as defined in the Code)) granted and exercised in accordance with the 2001 Plan, then (1) no income will be recognized by the holder at the time of the grant of the option; (2) upon exercise of the option the holder will recognize ordinary income in an amount equal to the excess of the fair market value, at the time of exercise, of the shares acquired over the option price; (3) upon the sale of the shares acquired pursuant to the exercise of the option, the holder will realize short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the holder's tax basis in the shares (determined as described in the following paragraph); and (4) subject to the limitation described below, Bethlehem will be entitled to a deduction in an amount equal to the ordinary income realized by the holder as set forth in clause (2) above.

    In the case of both incentive stock options and nonqualified options, if payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the date of exercise, but not less than the option price, and their holding period will begin on the day after the tax basis of the shares is so determined. If the option recipient uses previously owned shares of Common Stock to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the previously owned shares. The holder's tax basis and holding period of the previously owned shares will be carried over to the equivalent number of shares received on exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the date of exercise, but not less than the amount of cash used in payment, and the holding period for such additional shares will begin on the day after the tax basis of the shares is so determined.

Stock Appreciation Rights. In the event the Board authorizes the surrender of the right to exercise an option in exchange for an amount equal to the excess of the fair market value of the shares of Common Stock covered thereby over the option price, such surrender shall be considered the exercise of a stock appreciation right. On the exercise of a stock appreciation right for cash, the holder will be taxed at ordinary income rates on the amount of cash received. On the exercise of a stock appreciation right for shares, the holder will be taxed at that time on the fair market value of the shares received. Subject to the limitation described below, Bethlehem will be entitled to a deduction at the same time and in the same amount as the holder has income.

Restricted Stock. If restricted shares of Common Stock are granted to a participant under the 2001 Plan, then (1) if the election described in clause
(2) below is not made, then when the shares cease to be subject to restrictions under the 2001 Plan, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for such shares; and (2) within 30 days after the date the shares are considered to be transferred to a participant, the participant may elect under Section 83(b) of the Code to recognize taxable ordinary income at the time of transfer in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, in which case (a) if the shares are subsequently forfeited, no deduction of such amount will be allowed and the participant will have a capital loss equal to the amount, if any, paid for such shares and (b) no additional income will be recognized upon the lapse of restrictions on the shares.

    The recipient's holding period for the shares will begin at the time taxable income is recognized under these rules, and the tax basis in the shares will be the amount of ordinary income so recognized plus the amount, if any, paid for the shares. Moreover, any dividends received on the restricted shares prior to the date the participant recognizes income as described above will be taxable compensation income when received. Subject to the limitation described below, Bethlehem is entitled to deduct amounts equal to the amounts of income recognized by the participant, including a deduction for such dividends paid to the holder in the absence of the election under Code Section 83(b).

Stock Units. If stock units are granted to a participant under the 2001 Plan, then when the stock units cease to be subject to restrictions or when applicable conditions are satisfied, the participant will recognize taxable ordinary income equal to the excess of the fair market value at that time of the consideration received (whether in the form of shares of Common Stock, cash, securities or other property) over the amount, if any, paid for the stock units. If the recipient receives consideration in a form other than cash, the recipient's holding period for the consideration will begin at the time taxable income is recognized, and the tax basis in that situation will be the amount of ordinary income so recognized plus the amount, if any, paid for the stock units. Subject to the limitation described below, Bethlehem is entitled to deduct amounts equal to the amounts of income recognized by the participant.

Parachute Payment. If the exercisability of an option or the elimination of the restrictions on stock or the elimination of restrictions or satisfaction of conditions on stock units acquired under the 2001 Plan is accelerated or if a condition relating to the exercise of an option or the granting of a stock unit is eliminated as a result of a change in control, all or a portion of the value of the option, stock or stock unit at that time may be a parachute payment for purposes of determining whether a 20% excise tax is payable by the employee as a result of the receipt of an excess parachute payment pursuant to Section 4999 of the Code. Bethlehem will not be entitled to a deduction for any amounts considered an excess parachute payment.

Limitation on Bethlehem's Deduction. Pursuant to the Omnibus Budget Reconciliation Act of 1993, Bethlehem's tax deduction for all compensation (including the value of restricted stock and stock units when they become taxable to the officer) paid to the named executive officers listed in the Summary Compensation Table in any taxable year is limited to $1,000,000 in certain circumstances. Generally, "performance based" compensation, as defined in Code Section 162(m), is not subject to the limitation. Accordingly, compensation resulting from the exercise or surrender of a stock option under the 2001 Plan will be exempt from this limitation if the 2001 Plan is approved by stockholders and the grant of such options is made by the Committee described in paragraph 13 above. Compensation arising from the grant of restricted shares of Common Stock and stock units will generally be subject to this limitation. The Committee has the discretion, however, to grant restricted stock or stock units intended to qualify as "performance based" compensation as defined in Code Section 162(m). Such grants will vest only upon the Committee's written confirmation that one or more pre-established, objective performance goals have been satisfied. If specific goals are established by the Committee, they will be determined with reference to one or more financial performance goals including, but not limited to, market price of Common Stock, total shareholder return of Common Stock relative to the stock of other companies selected by the Board, market share of Bethlehem or a business unit thereof, earnings, net income, earnings per share and return on equity or costs.

New Plan Benefits

    Because the Compensation Committee will have discretion in granting options under the 200l Plan, and because the future value of common stock is uncertain, it is not possible to determine the benefits or amounts, if any, that subsequently will be received by or allocated to any person under the 200l Plan. See the Stock Options/SAR Grants in 2000 contained in this Proxy Statement for a description of the number of options and stock appreciation rights granted during fiscal year 2000. In addition, restricted stock awards for an aggregate of 517,750 shares were made to 159 key employees during 2000 under the 1998 Plan. See the Summary Compensation Table contained in this Proxy Statement for a description of the number of restricted shares granted in fiscal year 2000 to the Chief Executive Officer, the former Chief Executive Officer and the next four most highly compensated executive officers during fiscal year 2000.

Other Information

    Bethlehem intends to take such actions as may be required to keep the shares of Common Stock reserved for purposes of the 2001 Plan registered under the Securities Act of 1933, as amended, and listed on the New York Stock Exchange. On March 5, 2001, the closing price of the Common Stock on the New York Stock Exchange was $2.48 per share. The affirmative vote of the holders of a majority of the shares of Common Stock and of ESOP Preference Stock that are present, in person or by proxy and entitled to vote at the Meeting, voting together as a single class, is required for approval of the 2001 Plan.

    The Board of Directors recommends that stockholders vote "For" ratification of the 2001 Stock Incentive Plan.

ITEM 4 - STOCKHOLDER PROPOSAL

Proposal

     Greenway Partners, L.P., 277 Park Avenue, New York, New York 10172, which together with its affiliates beneficially owns an aggregate of 8,176,400 shares of Common Stock as of February 28, 2001, has advised Bethlehem that it intends to present at the Meeting the following resolution:

    WHEREAS, the price of Bethlehem Steel Common Stock has plummeted to historic lows under $3 per share, thus valuing the common equity of Bethlehem at under $400 million at a time when virtually the entire domestic steel industry is similarly depressed.

    RESOLVED, the shareholders urge the Board to take BOLD steps to counter the low stock price, such as by implementing a substantial stock buyback program.

    The reasons given by Greenway for their proposal are:

    "The Board must not be blind to the crisis engulfing Bethlehem Steel.

    "The depression level share prices afforded Bethlehem as well as many of its industry peers, indicates a crisis of market confidence in Bethlehem and the steel industry. We urge the Board to be BOLD, and to demonstrate its confidence in Bethlehem by purchasing a substantial amount of its stock. Such action would turn the present crisis into an opportunity. No one would have imagined a few years ago that a $100 million investment by Bethlehem in a buyback program could reduce outstanding shares by approximately 25%. With the price of Bethlehem stock at such low levels, we would be surprised if any other investment Bethlehem could make would surpass the rate of return on a substantial stock buyback. When the industry situation improves, Bethlehem's remaining shares will then receive the double benefit of increased earnings and fewer shares. We believe the resulting improved earnings per share will lead to a substantially higher stock price for Bethlehem's shares.

    "Funds for a stock buyback can be generated by asset sales. Over the years, Bethlehem has amassed interests in a large number of assets, including joint ventures, transportation companies and mining operations. Through sales and/or sale and leaseback transactions involving certain of these assets, we believe Bethlehem could raise several hundred million dollars without materially adversely affecting its steelmaking operations. Proceeds from these transactions could be divided between a substantial stock buyback and debt repayment.

    "BOLD steps are also required to deal with the worldwide oversupply of steel that forces down prices and profitability. While Bethlehem's repeated actions against dumping of foreign steel is important, it is not enough. In light of Bethlehem's losses, we urge the Board to cut expenses even deeper and faster than planned. More than that, we urge Bethlehem to take the lead in fostering major industry consolidation in the United States. As noted in numerous articles, there is general acknowledgment that the major players must close inefficient plants, scale back production and consolidate. Such action already appears underway across the Atlantic where Usinor, Europe's largest steel producer, recently announced plans to merge with Aceralia of Spain and Arbed of Luxembourg in what would create the world's biggest steelmaker.

    "Greenway Partners and its affiliates are among the largest shareholders of Bethlehem Steel. After receiving our proposal, Bethlehem's Board in early December took the positive step of authorizing the repurchase of up to 25 million shares. However, as of December 31, 2000, only approximately 2.7 million shares had been repurchased.

    We ask our fellow shareholders to join with us and send a message calling for BOLD action in taking the lead in fostering major steel industry consolidation in the United States and in repurchasing additional shares. Present circumstances dictate a need for more than just "business as usual". The time has come for action."

Comments and Recommendations of the Board of Directors

    Bethlehem's management and its Board of Directors are supportive of the proposal made by Greenway Partners.

    Bethlehem and most of the domestic steel industry are facing an intensively competitive business environment characterized by excess global steel capacity, unfairly traded steel imports, a highly fragmented industry, a consolidating customer and supplier base and high exit costs.

    Given this difficult business environment, Bethlehem has taken, and is taking, bold actions to improve its overall competitiveness and long-term performance and to increase the value of Bethlehem for its stockholders. In this regard, Bethlehem has taken the following actions:

 . Bethlehem's Board of Directors has considered, and will continue to consider, the repurchase of its common and preferred stock and the declaration of a common stock dividend on the basis of attained financial results and business outlook. On December 7, 2000, the Board authorized the repurchase of up to 25 million shares of Common Stock depending on price and availability. As of the Record Date, Bethlehem has purchased approximately
   2.7 million shares under this program.

 .  Bethlehem has aggressively re-deployed assets to more productive uses.
   Since 1995, Bethlehem has sold assets totaling $818 million. During 2000, Bethlehem had asset sales of $126 million including the sale of its stainless steel operations in Massillon, Ohio, sale and leasebacks of a lake vessel and the new wide continuous slab casting equipment at Sparrows Point and the sale of its ownership interest in Presque Isle Corporation. Bethlehem is currently marketing for sale various non-strategic assets including the South Buffalo Railway Company and its ownership interest in two iron ore properties, Hibbing Taconite and MBR.

 . During 2000, Bethlehem took a number of actions to aggressively reduce costs and improve the management of its assets. For example, Bethlehem consolidated its three major flat rolled products divisions into two, eliminating Bethlehem Lukens Plate, it established a shared services unit and a smaller corporate center, and it reduced the size of its work force company-wide by approximately 2,000 employees. Further significant cost reduction initiatives are being implemented including further reductions in the work force. Bethlehem also made strategic capital expenditures including the new Cold Mill, wide caster and pulverized coal injection at Sparrows Point.

 . Bethlehem has explored, and will continue to explore, opportunities for joint ventures, partnerships, facility sharing arrangements and mergers. Recent examples include Bethlehem's acquisition of Lukens Inc. and various joint ventures including Columbus Coatings Company, which will provide coated products to the automotive market, and BethNova, which will provide automakers a premium source of tubing for hydroforming applications.

    Bethlehem believes that bold and urgent actions must be taken by steel companies, the steelworkers union and the government to address the problems endemic to the industry. Consolidation of the domestic industry, including the permanent elimination of non-competitive facilities, needs to occur. Capital, whether it be private or public, should be allocated to those companies that are capable of operating successfully in a fair marketplace. Full and effective enforcement of our existing trade laws would be a major step in correcting unfair steel trade. Finally, a workable solution to health care and related legacy costs must be found.

    Bethlehem's vision is to be the "Premier Steel Company". To be Premier, we must create value for our stockholders. Bethlehem's management and its Board of Directors are committed to pursuing all appropriate actions that they believe will increase the value of Bethlehem for its stockholders.

    The Board of Directors recommends that stockholders vote "For" the proposal. Such a vote will indicate your recommendation that Bethlehem's management and Board of Directors continue to take all appropriate actions to increase stockholder value.

STOCK OWNERSHIP INFORMATION

Stock Ownership of Director Nominees and Executive Officers

    The following table shows the shares of Bethlehem Common Stock beneficially owned, directly or indirectly, by each current director, Messrs. Arnett, Barnette, Graham and Moffitt and all directors and executive officers as a group on the Record Date. None of the directors or executive officers of Bethlehem, except for Mr. Kamen, own any shares of Bethlehem Preferred Stock or ESOP Preference Stock. Mr. Kamen beneficially owns 1,000 shares of Bethlehem $5.00 Preferred Stock.


                                  Amount and Nature of
Name                        Beneficial Ownership(1)(2)   Percent of Class(3)
----------------------------------------------------------------------------

Benjamin R. Civiletti                            4,700                   (4)
Worley H. Clark                                  5,500                   (4)
John B. Curcio                                   8,500                   (4)
Duane R. Dunham                                258,337                   (4)
Lewis B. Kaden                                   4,500                   (4)
Harry P. Kamen                                  12,400                   (4)
William M. Landuyt                               2,400                   (4)
Gary L. Millenbruch                            356,419                   (4)
Shirley D. Peterson                              8,000                   (4)
John F. Ruffle                                   5,500                   (4)
Lonnie A. Arnett                               134,438                   (4)
Curtis H. Barnette                             778,591                   (4)
William H. Graham                              148,832                   (4)
Augustine E. Moffitt, Jr.                      141,289                   (4)

26 directors and executive officers as a
group (including those named above)          2,809,753(5)                 2%

(1) The figures shown include a total of 123,441 shares allocated as of the Record Date to the accounts of participants under the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies. Bethlehem matches employee contributions up to 4% of base salary. These matching contributions are in the form of Bethlehem Common Stock. Employees also have the option to have their contributions invested in Bethlehem Common Stock. As of the Record Date, there were approximately 4,500 participants in the Savings Plan, holding a total of 10,544,417 shares of Bethlehem Common Stock, representing approximately 8% of total outstanding shares.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares which that person has the right to acquire within 60 days. The figures shown include fully vested stock options and stock options subject to acquisition within 60 days that were granted under the 1988, 1994 and 1998 Stock Incentive Plans of Bethlehem to the following individuals and group: Mr. Dunham, 155,250 shares; Mr. Millenbruch, 226,250 shares; Mr. Arnett, 86,500 shares; Mr. Barnette, 641,250; Mr. Graham 92,000 shares; and Mr. Moffitt, 83,150 shares; and the directors and executive officers as a group, 1,805,350 shares.

(3) Based upon 129,780,254 total outstanding shares of Bethlehem Common Stock on the Record Date.

(4) The number of shares deemed to be owned by each director or executive officer represents less than 1% of the outstanding shares.

(5) The figures shown include an aggregate of 2,314 shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group. Directors and executive officers disclaim beneficial ownership of all of these shares.

Five Percent Stockholders

    On the Record Date, there were outstanding a total of (a) 129,780,254 shares of Bethlehem Common Stock, owned of record by approximately 36,200 stockholders and (b) 2,049,777 shares of Bethlehem ESOP Preference Stock, beneficially owned under a qualified plan by approximately 12,100 participants. To the knowledge of the Board, no other person beneficially owned 5% or more of the ESOP Preference Stock and the only persons beneficially owning 5% or more of the Common Stock on the Record Date were:

Name and Address of Beneficial Owner   Number of Shares    % of Class
------------------------------------------------------------------------
Dimensional Fund Advisors(1)
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401            7,841,292          5.95%
------------------------------------------------------------------------
FMR Corp.(2)
82 Devonshire Street
Boston, Massachusetts  02109              19,263,900         14.54%
------------------------------------------------------------------------
Greenway Partners, L.P.(3)
277 Park Avenue, 27th Floor
New York, New York  100017                 9,093,900          6.90%
------------------------------------------------------------------------
(1) Dimensional Fund Advisors filed a Schedule 13G with the Securities and Exchange Commission indicating that, at December 31, 2000, it had aggregate beneficial ownership of Bethlehem Common Stock, including sole voting power and sole dispositive power for 7,841,292 shares.
(2) FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson jointly filed a
    Schedule 13G/A with the Securities and Exchange Commission indicating that, at December 31, 2000, they had aggregate beneficial ownership of Bethlehem Common Stock, including (i) sole voting power by FMR Corp. for 4,126,130 shares, (ii) no shared voting power, (iii) sole dispositive power by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson for 19,263,900 shares, and (iv) no shared dispositive power. Fidelity Destiny II, an investment company, had an interest in 7,200,000 shares or 5.435% of the shares beneficially owned.

(3) The following entities and individuals jointly filed a Schedule 13D/A with the Securities and Exchange Commission indicating that, at November 9, 2000, they had aggregate beneficial ownership of 9,093,900 shares of Bethlehem Common Stock, including sole voting power, shared voting power, sole dispositive power and shared dispositive power, respectively, as follows: Greenway Partners, L.P. (2,491,900; 0; 2,491,900; 0 shares), Greentree Partners, L.P. (635,100; 0; 635,100; 0 shares), Greenhouse Partners, L.P. (0; 2,491,900; 0; 2,491,900 shares), Greenhut L.L.C. (0;
    635,100; 0; 635,100 shares), Greenbelt Corp. (3,340,000; 0; 3,340,000; 0 shares), Greensea Offshore, L.P. (1,800,000; 0; 1,800,000; 0 shares),
    Greenhut Overseas, L.L.C. (0; 1,800,000; 0; 1,800,000 shares), Alfred D. Kingsley (821,900; 8,267,700; 821,900; 8,267,000 shares), and Gary K.
    Duberstein (5,000; 8,267,000; 5,000; 8,267,000 shares).

Section 16(a) Beneficial Ownership Reporting Compliance

    The Securities Exchange Act of 1934 requires Bethlehem's directors and executive officers and certain other stockholders to file reports of ownership and changes in ownership of Bethlehem stock with the Securities and Exchange Commission and the New York Stock Exchange. To Bethlehem's knowledge, all such reports for 2000 were timely filed.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

    Bethlehem's executive compensation programs are designed to attract, retain and motivate highly qualified executives to help cause the best possible performance from them. Compensation for Bethlehem's executives is based both on individual performance and upon corporate and business unit performance and consists of the following elements:

 . Salaries that are determined by individual contribution and performance and that are competitive in the marketplace.

 . Incentive compensation bonuses that, if paid, are directly linked to corporate and business unit profitability and performance and that enhance stockholder value.

 . Long-term stock incentives that are designed to align the interests of the executives with those of the stockholders and to increase the long-term retention of key employees. Stock ownership fosters commitment to long-term stockholder value, and executives are encouraged to own and hold Bethlehem Common Stock through these stock incentive plans and the Savings Plan.

 . A broad-based employee benefits program that includes a pension program, a savings plan, group medical coverage and life insurance.

    The Compensation Committee of the Board of Directors is responsible for administering Bethlehem's executive compensation programs and for determining the compensation of Bethlehem's executive officers. The Committee has available to it extensive compensation surveys (primarily with respect to salaries, incentive compensation and stock options), independent compensation consultants and
                                                                          23
information about executive compensation within the steel industry and other industry groups. The Committee is composed of directors who are not current or retired employees of Bethlehem and who do not participate in the executive compensation programs that the Committee administers.

Salaries. The Committee believes the salary of an executive must be based primarily on the executive's level of responsibility and performance. In addition, the Committee believes that salaries should be competitive with executive salaries provided by other companies in the steel business, including the peer group of integrated steelmakers shown in the comparative stock performance chart contained in this Proxy Statement and by other companies that are appropriate to use for comparison purposes because of similarities in size or the nature of the businesses. The Committee reviews both publicly available information about the salaries paid to executive officers of other steel companies and broad survey data from over 300 manufacturing, non-utility and non-financial services companies to determine salary levels that compare with those at companies with similar business performance, measured by such criteria as revenue, return on assets and return on equity. Salary levels for Bethlehem's executives are targeted at the median of such survey data for companies with annual revenues of between $3 billion and $6 billion. Since duties, responsibilities and experience of an executive officer may differ from survey norms in both content and scope, adjustments are made by the Committee in its judgment for those factors as well as for individual performance. Consequently, some salaries are lower and some higher than survey medians. The Committee conducts periodic reviews of executive officer salaries and makes adjustments as warranted. The increases over 1999 in the 2000 salaries of the executive officers named in the Summary Compensation Table contained in this Proxy Statement were based on individual performance and additional responsibilities for certain of the executive officers. The 2000 salary levels for these officers do not, in the Committee's opinion, significantly deviate from survey medians described above.

Incentive Compensation Bonuses. The Committee believes that competitive salaries should be supplemented by incentive compensation bonus awards that are directly linked to performance-oriented goals as measured by Bethlehem's annual business plan. The Committee also believes that achievement of these goals should create value for Bethlehem's stockholders over time. The awards may be granted in cash, stock or a combination thereof.

    Incentive compensation bonus awards for executive officers are paid pursuant to an annual incentive program for essentially all salaried employees. Under the program, employees and executive officers have the opportunity to earn a targeted percentage of base salary that increases with higher position levels, thereby placing a greater percentage of compensation at risk for those with greater responsibility. For Messrs. Dunham, Millenbruch and Moffitt, payment of incentive compensation under this program is based on the achievement of corporate objectives for return on net assets above a threshold goal. For other executive officers, incentive payments are based on the achievement of corporate profitability and budget goals and, in the case of executives at business units, in part on the achievement of business unit profitability goals and in part on the achievement of corporate profitability goals. Payments may not exceed 140% of base salary for the chief executive officer and either 80% or 100% of base salary for the other four current executive officers named in the Summary Compensation Table. Because Bethlehem did not achieve the threshold goal, no incentive compensation bonuses were paid to Bethlehem's executive officers for 2000.

Long-Term Stock Incentives. The Committee believes that stock incentives are an important element of Bethlehem's executive compensation program. They help align the interests of Bethlehem's executives with those of the stockholders and increase the long-term retention of key employees. Executive officers are required to own or have plans to own Bethlehem Common Stock in amounts related to their base salary and to hold and not dispose of shares they own. As discussed below, the Committee has made stock option and restricted stock awards to executive officers and other key employees under its stock incentive plans. Also, Bethlehem's Savings Plan provides for matching company contributions which are made entirely in Bethlehem Common Stock.

    Executive officers and other key employees have received annual grants of stock options under Bethlehem's stock incentive plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing Bethlehem from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market price of Bethlehem Common Stock on the date of grant and have a maximum term of 10 years. Options awarded in 2000 generally may be exercised for up to one-fourth of the shares covered by the option each year over a four-year period commencing on the date of grant. These options were awarded in tandem with stock appreciation rights. Executives are encouraged to hold the stock received through the exercise of options and stock appreciation rights. In determining the number of options to award to an executive officer, the Committee considers the performance of the individual and the individual's position level. The Committee, in its judgment, may adjust the number of shares based on a comparison of option awards (using grant date value) of the survey companies described under "Salaries". Applying these factors, on April 26, 2000, the Committee awarded 384 key employees, including all of the executive officers named on the Summary Compensation Table other than Mr. Barnette, options to purchase Bethlehem Common Stock at a price of $5.625 per share (the fair market value of Bethlehem Common Stock on the date of the award).

    The Committee has also implemented a Key Employee Stock Investment Award Program that is designed to help increase the long-term retention of key employees, encourage their ownership of stock and align their interests with the interests of the stockholders. Under this Program, executive officers and other key employees have been awarded restricted shares of Bethlehem Common Stock that may not be sold, transferred or assigned while the shares are restricted. Unless the Committee determines otherwise, (a) the restrictions on the shares generally expire either (i) after five years as to one-half of the shares awarded and at age 64 or retirement, if later, as to the remaining shares, or (ii) at age 64 or 65 or at retirement, if later, if the employee is age 59 or older at the date of the grant and (b) the shares are forfeited if the employee voluntarily leaves the employment of Bethlehem (unless, at Bethlehem's request, the employee enters into a consulting and non-compete agreement) or is terminated for cause before the restrictions expire. Dividends, if declared, are payable upon the restricted shares. The size of restricted stock awards under this Program is determined by the Committee in its judgment based on a number of factors including level of responsibility, individual performance and potential to make a contribution to Bethlehem's future success, overall corporate progress toward achieving sustained profitability and the restricted stock practices at other companies. The Committee assigns no specific weight to any of these factors when making its determinations. In order to retain and motivate Mr. Dunham and certain of the other named executive officers and further align their interests with those of the stockholders, the

Committee awarded each of them restricted shares of Common Stock under the Key Employee Stock Investment Award Program in April 2000. Mr. Dunham was awarded 40,000 shares; Mr. Millenbruch, 25,000 shares; Mr. Arnett, 10,000 shares; Mr. Graham, 10,000 shares; and Mr. Moffitt, 25,000 shares. The shares awarded to the named executive officers are restricted and, as to one-half of the awards, may not be sold, transferred or assigned for five years, and as to the other half, may not be sold, transferred or assigned until the later of age 64 or retirement. As for Mr. Millenbruch's award, the shares may not be sold, transferred or assigned until the later of age 65 or retirement. The size of the awards was based on the factors discussed above.

Compensation of Chief Executive Officer. In establishing Mr. Dunham's salary for 2000, the Committee considered Mr. Dunham's performance during 1999, his new responsibilities that commenced in April 2000 and the salaries of chief executive officers of other steel companies and companies of similar size and complexity.

    As previously discussed, because Bethlehem was not profitable in 2000, Mr. Dunham did not receive an incentive compensation bonus award in 2000. However, he did receive restricted stock awards and stock options during 2000 that are discussed under "Long-Term Stock Incentives" above.

Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies a publicly held corporation, such as Bethlehem, a federal income tax deduction for certain compensation in excess of $1 million per year paid to or accrued for each of its chief executive officer and four other most highly compensated executive officers. "Performance-based" compensation, such as stock options awarded under Bethlehem's 1998 Stock Incentive Plan and stock options and performance based stock units granted under the 2001 Stock Incentive Plan, if approved, is not subject to the limitation on deductibility.

Based on Bethlehem's substantial net operating loss carryforwards and alternative minimum tax loss carryforwards ($1.2 billion and $500 million, respectively, at December 31, 2000) and the levels and types of compensation of Bethlehem's affected executive officers, the Committee continues to believe that the limitation on deductibility of certain compensation is currently not material to Bethlehem. Nevertheless, the Committee will continue to review the situation and future events with an objective of achieving deductibility to the extent appropriate. Restricted stock awards under the existing Key Employee Stock Investment Award Program are not exempt from the limitation, but the Committee feels that such awards are a necessary and appropriate incentive to motivate executives and align their interests with the interests of stockholders.


Compensation Committee

Worley H. Clark, Chairman
John B. Curcio
Harry P. Kamen

Summary Compensation Table

The following table shows the aggregate compensation awarded or paid to, or earned by, Bethlehem's chief executive officer, former chief executive officer and each of Bethlehem's other four most highly compensated executive officers.


                               Annual Compensation                       Long-Term Compensation
-----------------------------------------------------------------------------------------------------------------
                                                         Other                        Securities
                                                         Annual         Restricted    Underlying     All Other
                                                         Compen-          Stock        Options/       Compen-
                            Year   Salary ($)  Bonus($)  sation(1)($)   Awards(2)($)    SARs (#)    sation(3)($)
-----------------------------------------------------------------------------------------------------------------
Duane R. Dunham             2000      612,000         0             0        225,000     100,000          61,027
Chairman, President         1999      433,333         0       338,103              0      40,000          46,050
and Chief Executive         1998      292,500   146,000             0        305,000      25,000          27,559
Officer
-----------------------------------------------------------------------------------------------------------------
Lonnie A. Arnett            2000      330,000         0             0         56,250      18,000          27,357
Vice President,             1999      326,000         0       102,293             0       18,000          27,913
Controller and              1998      314,000   113,400             0        152,500      15,000          24,719
Chief Accounting
Officer
-----------------------------------------------------------------------------------------------------------------
William H. Graham           2000      361,667         0             0         56,250      15,000          30,330
Senior Vice President,      1999      325,000         0       181,201              0      20,000          28,919
General Counsel and         1998      308,333   117,400             0        228,750      18,000          25,594
Secretary
-----------------------------------------------------------------------------------------------------------------
Gary L. Millenbruch         2000      518,333         0             0        140,625      40,000          53,873
Vice Chairman and           1999      499,417         0       245,752              0      40,000          52,224
Chief Financial Officer     1998      470,250   212,800             0        305,000      35,000          48,037
-----------------------------------------------------------------------------------------------------------------
Augustine E. Moffitt, Jr.   2000      295,083         0             0        140,625      40,000          25,153
Executive Vice President    1999      226,417         0        67,121              0      30,000          20,271
and Chief Administrative    1998      207,667    94,000             0        152,500      25,000          16,485
Officer
-----------------------------------------------------------------------------------------------------------------
Curtis H. Barnette(4)       2000      416,667         0       906,301              0           0          23,465
Former Chairman and         1999      781,667         0       465,739              0     300,000          70,882
Chief Executive Officer     1998      725,000   453,800             0        991,250      75,000          69,236
-----------------------------------------------------------------------------------------------------------------

(1) Relates to the unfunded retirement benefits payable to such officers under the Excess Benefit Plan and Supplemental Benefits Plan and represents the amount of payments to cover tax liabilities arising from the purchase of individually owned annuities to secure a portion of such benefits.

(2) Fair market value at date of issuance of restricted shares of Common Stock awarded under the Key Employee Stock Investment Award Program. The shares are restricted and generally may not be sold, transferred or assigned until age 64 or 65 or at retirement, if later. Dividends, if declared, are payable upon the restricted stock. The aggregate number of shares of restricted stock awarded under the Key Employee Stock Investment Award Program and held by each of the named individuals at December 31, 2000, and the aggregate value of these shares based on a market value of $1.75 per share at December 31, 2000, is as follows: Mr. Dunham, 94,500 restricted shares with a value of $165,375; Mr. Arnett, 36,000 restricted shares with a value of $63,000; Mr. Graham, 47,500 restricted shares with a value of $83,125; Mr. Millenbruch, 66,000 restricted shares with a value of $115,500; and Mr. Moffitt, 47,250 restricted shares with a value of $82,688.

(3) "All Other Compensation" consists of supplemental insurance costs, Matching Company Contributions to the Savings Plan, cash or single premium annuities purchased to cover the shortfall of Matching Company Contributions to the Savings Plan due to Internal Revenue Code limitations, and the value of split dollar insurance benefits in the following respective amounts for 2000: Mr. Dunham, $2,949, $6,800, $34,237, $17,041; Mr. Arnett, $4,400,
    $5,667, $13,998, $3,292; Mr.  Graham, $1,489, $6,800, $14,992, $7,049; Mr.
    Millenbruch, $10,429, $5,667, $28,041, $9,736; Mr. Moffitt, $2,495,
    $6,800, $9,322, $6,536; and Mr. Barnette, $5,209, $2,267, $15,989, $0.
    Split Dollar Insurance is in lieu of the Group Term Life Insurance generally provided by Bethlehem to its salaried employees. Each executive pays his own premium for the term life portion of the insurance policy. Bethlehem is reimbursed for the total premium amount advanced out of the proceeds of the insurance policy if the individual dies while the split dollar arrangement is in effect or out of the built-up cash value of the policy if the arrangement terminates prior to the death of the individual. As security for repayment, Bethlehem is a collateral assignee of the policy to the extent of any such unreimbursed premium.

(4) Mr. Barnette retired on April 30, 2000. The amount shown under "Salary" for Mr. Barnette in 2000 includes $150,000 paid pursuant to his consulting arrangement discussed under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

    Bethlehem has entered into change in control agreements with Messrs. Dunham, Millenbruch, Arnett, Graham and Moffitt. The agreements provide generally that the executive officer is entitled to certain severance benefits if the executive officer's employment is terminated other than for cause, retirement or disability within two years after a change in control (as defined below) or if the executive officer terminates his or her employment for good reason within such two-year period, or for any reason during the 30-day period following the first anniversary of the change in control. The benefits include the following:

 . a lump-sum payment equal to three times annual base salary and average bonus;

 . a lump-sum payment with respect to the benefits to which the executive officer is entitled under Bethlehem's Excess Benefit Plan or the Supplemental Benefits Plan of Bethlehem Steel Corporation and Subsidiary Companies;

 . the continuation of life, disability and accident insurance and medical plan coverage for three years; and

 . an additional payment to compensate the executive officer with respect to any Federal excise tax liability incurred as a result of payments to be made under the agreement or otherwise in connection with the change in control or the executive officer's termination of employment.

For purposes of the agreements, the term "change in control" generally means:

 .  a purchase of Bethlehem Common Stock, or securities convertible into Common
   Stock pursuant to a tender or exchange offer;

 . the acquisition by certain third parties of 20% or more of the voting power of Bethlehem's outstanding stock;

 .  a majority change in the composition of Bethlehem's Board of Directors;

 . the consummation of a merger or consolidation of Bethlehem with another company resulting in more than a 25% change in stock ownership;

 .  the approval by Bethlehem's stockholders of a plan of liquidation; or

 . the dissolution of Bethlehem or the sale of all or substantially all of Bethlehem's assets.

    Mr. Barnette has been retained as a consultant following his retirement for two years and, unless terminated by either party by timely notice to the other party, on a year-to-year basis thereafter. He will advise the Corporation on strategic matters and public policy areas of importance to the Corporation, including international trade. Under the arrangement, he will receive $200,000 per year.

Stock Option/SAR Grants in 2000(1)



                                        Individual Grants
                       ------------------------------------------------------
                                                                                                               Historic
                                            Percent                              Potential Realizable       (1990-2000)
                          Number of        of Total                               Value at Assumed       Annual Rate of
                             Shares    Options/SARs                             Annual Rates of Stock       Stock Price
                         Underlying      Granted to      Exercise               Price Appreciation for     Appreciation
                       Options/SARs       Employees     Price Per  Expiration        Option Term(2)           (Decline)
                         Granted(#)      in 2000(%)      Share($)        Date   5%($)           10%($)            (88%)
-----------------------------------------------------------------------------------------------------------------------

Duane R.  Dunham           100,000        11.64           5.625     4-26-10     353,800      896,500                0

Lonnie A. Arnett            18,000         2.09           5.625     4-26-10      63,684      161,370                0

William H.  Graham          15,000         1.75           5.625     4-26-10      53,070      134,475                0

Gary L.  Millenbruch        40,000         4.66           5.625     4-26-10     141,520      358,600                0

Augustine E.  Moffitt, Jr.  40,000         4.66           5.625     4-26-10     141,520      358,600                0

Curtis H.  Barnette              0            0             --         --             0            0                0

All Optionees (384
executive officers
and key employees)         859,250       100.00           5.625     4-26-10   3,040,027    7,703,176                0
----------------------------------------------------------------------------------------------------------------------

(1) All stock options granted in 2000 were granted in tandem with stock appreciation rights ("SARs") and have a term of ten years. The awards may be exercised for up to one-fourth of the shares covered by the option each year over a four-year period commencing on the date of grant. The exercise price (per share) of the option is the market price of Bethlehem Common Stock on the date the option is awarded.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Bethlehem Common Stock holdings depend on the future performance of the Common Stock and overall market conditions. As is shown in the last column, which shows there has been an annual rate of stock price decline for Bethlehem Common Stock during the last 10 years, there can be no assurance that Bethlehem will achieve the amounts reflected in these columns.

Aggregated Stock Option/SAR Exercises in 2000 and December 31, 2000, Stock Option Values



                                                                       Number of Shares       Value of Unexercised
                                                                 Underlying Unexercised               In-the-Money
                           Shares Acquired         Value   Options/SARs at 12/31/00 (#)   Options/SARs at 12/31/00
                            on Exercise(#)  Realized ($)      Exercisable/Unexercisable  Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------

Duane R. Dunham                          0             0                109,000/147,500                        0/0
Lonnie A. Arnett                         0             0                  70,000/42,750                        0/0
William H. Graham                        0             0                  74,250/43,500                        0/0
Gary L. Millenbruch                      0             0                 190,000/95,000                        0/0
Augustine E. Moffitt, Jr.                0             0                  55,650/78,750                        0/0
Curtis H. Barnette                       0             0                 610,000/50,000                        0/0


PENSION PLAN TABLE



                           Estimated Annual Retirement Benefit
                ----------------------------------------------------------
                        25              30              35              40
Covered           Years of        Years of        Years of        Years of
Compensation       Service         Service         Service         Service

--------------------------------------------------------------------------
$   300,000     $  112,500      $  135,000      $  157,500     $  180,000
    400,000        150,000         180,000         210,000        240,000
    500,000        187,500         225,000         262,500        300,000
    600,000        225,000         270,000         315,000        360,000
    700,000        262,500         315,000         367,500        420,000
    800,000        300,000         360,000         420,000        480,000
    900,000        337,500         405,000         472,500        540,000
  1,000,000        375,000         450,000         525,000        600,000
--------------------------------------------------------------------------

    The table above shows the estimated annual retirement benefit (before any deductions, including social security benefits) payable in the aggregate to Bethlehem's named executive officers, other than Mr. Barnette, under its qualified defined benefit pension plan, its Excess Benefit Plan and its Supplemental Benefits Plan. The aggregate annual retirement benefit of Mr. Barnette is $750,000, which is comparable to the retirement benefit of retired executive officers with similar responsibilities at peer companies. The benefit levels in the table assume retirement at age 62, the years of service shown and payment in the form of a single life annuity. Individually owned annuities were purchased in 1993, 1997, 1999 and 2000 to secure a portion of the unfunded benefits payable to certain of the named executive officers under the Excess Benefit Plan and the Supplemental Benefits Plan. The amount of the benefits that were funded by the purchase of the annuities was based on the funded level of Bethlehem's defined benefit pension plan at June 30, 1993, for the 1993 annuities, and December 31, 1996, for the 1997 annuities. For the 1999 and 2000 annuities, the purchases were based on a funding target, taking into account prior annuity purchases, of 75% of all Excess Benefit Plan and Supplemental Benefits Plan benefits.

    Covered compensation for purposes of determining retirement benefits for the named executive officers generally consists of salary and incentive compensation reported in the "Bonus" column in the Summary Compensation Table. The monthly retirement benefit payable is generally determined by multiplying average monthly covered compensation (for salary, the highest consecutive 60 months in the last 120 months of continuous service and for incentive compensation, the 5 highest 12-month periods, whether or not consecutive, in the last 120 months of continuous service) times 1.5% times the number of credited years of service. The incentive compensation portion of the benefit is subject to adjustment to the extent it results in the monthly retirement benefit exceeding 55% of average monthly covered compensation. Benefits are also subject to a deduction for social security benefits as well as certain other adjustments.

    As of December 31, 2000, the credited years of service under the Pension Plan or Supplemental Benefits Plan for Messrs. Dunham, Arnett, Graham, Millenbruch, Moffitt and Barnette were 35 years, 32 years, 28 years, 41 years, 27 years and 37 years, respectively.

COMPARATIVE STOCK PERFORMANCE

    The following graph compares the cumulative total stockholder return on Bethlehem Common Stock for the last five years with the cumulative total return for the same period of the Standard & Poor's 500 Stock Index ("S&P 500") and a peer group of publicly traded integrated steelmakers described below. The graph assumes the investment of $100 in Bethlehem Common Stock, the S&P 500 and the peer group on December 31, 1995, and reinvestment of all dividends. The total return for the peer group has been weighted for market capitalization at the beginning of each period.

    The peer group consists of The LTV Corporation, National Steel Corporation, the U.S. Steel Group of USX Corporation and Inland Steel Industries. Information has only been included for Inland common stock at December 31, 1995-1997, since Inland transferred its carbon steel business during 1998 to a separately traded public company, making continuing comparison inappropriate. On December 29, 2000, The LTV Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Code.



       [GRAPH, BASED ON DATA POINTS LISTED IN TABLE BELOW, APPEARS HERE]






                                1995       1996       1997      1998       1999       2000
-------------------------------------------------------------------------------------------
Bethlehem Steel Corporation   $100.00    $ 63.96    $ 62.62   $ 60.36    $ 60.36    $ 12.61
-------------------------------------------------------------------------------------------
S&P 500                       $100.00    $122.96    $163.98   $210.84    $255.22    $231.98
-------------------------------------------------------------------------------------------
Peer Group                    $100.00    $ 92.29    $ 89.48   $ 63.29    $ 82.22    $ 39.95
-------------------------------------------------------------------------------------------


ADDITIONAL INFORMATION

Indemnification Assurance Agreements

    Bethlehem is required under Article IX of its By-laws to indemnify its directors and officers to the maximum extent permitted by the General Corporation Law of the State of Delaware. In this regard, Bethlehem's policy is and has been:

 . to indemnify its officers and directors against any costs, expenses and other liabilities to which they may become subject by reason of their service to Bethlehem; and

 . to insure its directors and officers against such liabilities, as and to the extent permitted by applicable law and in accordance with the principles of good corporate governance.

    Pursuant to this policy, Bethlehem has entered into individual Indemnification Assurance Agreements with each of its directors and executive officers. In addition, Bethlehem has established an irrevocable letter of credit in an aggregate amount of $5 million, to assure that each director and executive officer is paid for any indemnification amounts to which he or she may become entitled.

    Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to include a provision in its certificate of incorporation eliminating the potential monetary liability of directors to the corporation or its stockholders for breach of a fiduciary duty. However, the provision may not eliminate a director's liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or purchases or redemptions of the corporation's stock, or (iv) for any transaction from which the director receives an improper personal benefit. The Ninth Article of Bethlehem's Second Restated Certificate of Incorporation, as amended, includes such a provision.

Other Matters

    Management and the Board do not know of any matters other than those set forth in the form of proxy that will be presented for consideration at the Meeting. However, if any additional matters properly come before the Meeting, the persons named as proxies in an executed proxy have discretionary authority to vote the shares represented in accordance with their best judgment, absent instructions to the contrary.

March 12, 2001

                      BETHLEHEM STEEL CORPORATION
                          1170 Eighth Avenue
                       Bethlehem, PA  18016-7699
P
R       This Proxy is Solicited on Behalf of the Board of Directors
O       for the Annual Meeting of Stockholders, April 24, 2001
X
Y
The undersigned hereby appoints Duane R. Dunham and Gary L. Millenbruch the proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bethlehem Steel Corporation to be held on April 24, 2001, and at any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the Meeting.

             Election of Directors.  Nominees:

              01. B. R. Civiletti, 02. W. H. Clark, 03. J. B. Curcio,
              04. D. R. Dunham, 05. L. B. Kaden, 06. H. P. Kamen,
              07. W. M. Landuyt, 08. G. L. Millenbruch,
              09. S. D. Peterson, 10. J. F. Ruffle

If this card is properly executed, shares will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

This card also constitutes voting instructions, as described in the Proxy Statement dated March 12, 2001, for any shares of stock allocated to your accounts under the following plans: Bethlehem Steel Corporation Employee Stock Ownership Plan; Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies; and 401(k) Retirement Savings Plan for Certain Represented Employees of Bethlehem Steel Corporation and Subsidiary Companies.


                                                       [SEE REVERSE SIDE]









[X]     Please mark your votes
        as in this example.

If this card is properly executed, shares will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

Bethlehem's Board of Directors recommends a vote FOR election of directors and Proposals 2, 3 and 4.

                   FOR  WITHHELD                                          FOR  AGAINST  ABSTAIN
1. Election of     [  ]   [  ]           2.  Ratification of appointment  [  ]   [  ]     [  ]
   Directors.                                of Independent Auditors.
   (see reverse)
                                         3.  Approval of 2001             [  ]   [  ]     [  ]
   To withhold authority to vote for         Stock Incentive Plan.
   any individual nominee, mark the
   "FOR" box above and write that        4.  Stockholder Proposal         [  ]   [  ]     [  ]
   nominee's name below.                     regarding actions to
                                             increase stock price.

   ----------------------------------



                            Please sign exactly as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such.

                            -------------------------------------

                            -------------------------------------
                            SIGNATURE(S)                    DATE

                                         [PROXY CARD - BACK/BOTTOM]


                                    VOTING


Bethlehem encourages you to take advantage of two new cost-effective and convenient ways to vote your shares. In addition to voting by mail, you may now also vote your proxy 24 hours a day, 7 days a week, by telephone or through the internet. Your telephone or internet vote must be received by 5 p.m., Eastern standard time, on April 23, 2001. Your voting instructions for shares allocated to your accounts under the benefit plans set forth in the Proxy Statement must be received by 5 p.m., Eastern standard time, on April 20, 2001.

Your telephone or internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.


VOTE BY PHONE:    ON A TOUCH-TONE TELEPHONE DIAL 1-877-779-8683
-------------     FROM THE U.S. AND CANADA OR DIAL 201-536-8073
                  FROM OTHER COUNTRIES. You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card; then follow the instructions.

                                                OR

VOTE BY INTERNET: POINT YOUR BROWSER TO THE WEB ADDRESS:
----------------  http://www.eproxyvote.com/bs.  Click on the "PROCEED"
                  icon - You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card; then follow the instructions.

                                             OR

VOTE BY MAIL:     Mark, sign, and date your proxy card and return it in the
------------      postage paid envelope.  If you are voting by telephone or the internet, please do not mail your proxy card.

                                               [PROXY CARD - FRONT/BOTTOM]



                          INTERNET ACCOUNT ACCESS FOR
                            REGISTERED STOCKHOLDERS


You can view your account on the internet at http://gateway.equiserve.com and obtain information regarding your share balance, your account history, and current and historical stock prices.

To request an initial password to access your account, simply click on the "Mail New Password" icon on the right side of the "Account Access" login screen and enter the Bethlehem stock issue number 1623 and your Social Security number; then follow the instructions. You may also call the Internet Help Line at 1-877-843-9327 to have your password and account sent to you.







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